Exhibit 31.1

Certification

Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

Each of the undersigned Trustees hereby certifies that:

1. Such Trustee has reviewed this annual report on Form 10-K of LUB Liquidating Trust (the “Liquidating Trust”);

2. Based on the knowledge of such Trustee, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on the knowledge of such Trustee, the financial statements, and other financial information included in this report, fairly present in all material respects the net assets and changes in net assets under the liquidation basis of accounting of the Liquidating Trust as of, and for, the periods presented in this report;

4. The Trustees of the Liquidating Trust are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Liquidating Trust and have:

a. Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Liquidating Trust, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b. Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c. Evaluated the effectiveness of the Liquidating Trust’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d. Disclosed in this report any change in the Liquidating Trust’s internal control over financial reporting that occurred during the Liquidating Trust’s most recent fiscal quarter (the Liquidating Trust’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Liquidating Trust’s internal control over financial reporting; and

5. The Trustees of the Liquidating Trust have disclosed, based on our most recent evaluation of internal control over financial reporting:

a. All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Liquidating Trust’s ability to record, process, summarize and report financial information; and

b. Any fraud, whether or not material, that involves management or other employees who have a significant role in the Liquidating Trust’s internal control over financial reporting.

Date: March 6, 2026	By:	/s/ Gerald Bodzy
Gerald Bodzy, Trustee

	By:	/s/ John Garilli
John Garilli, Trustee

	By:	/s/ Joe C. McKinney
Joe C. McKinney, Trustee

A signed original of this written statement required by Section 302 of the Sarbanes-Oxley Act of 2002 has been provided to LUB Liquidating Trust and will be retained by LUB Liquidating Trust and furnished to the Securities and Exchange Commission or its staff upon request.